Exhibit 99.1

Contact:  Jeffrey R. Kotkin
Office:    (860) 665-5154

NU REPORTS FIRST-QUARTER EARNINGS

     BERLIN, Connecticut, April 22, 2003 - Northeast Utilities (NU-NYSE) today reported first-quarter 2003 earnings of $60.2 million, or $0.47 per share, compared with earnings of $18.6 million, or $0.14 per share, in the first quarter of 2002.

     Results for the first quarter of 2002 included write-offs totaling $10 million, or $0.08 per share, primarily related to NU's investment in NEON Communications, Inc. First-quarter 2003 results included no similar write-offs.

     Michael G. Morris, NU chairman, president and chief executive officer, said the favorable comparison was driven primarily by dramatically improved results at NU's competitive energy businesses. Those businesses, which include Select Energy, Inc., NU's competitive wholesale and retail energy marketing subsidiary, earned $5.2 million in the first quarter of 2003, compared with a loss of $20.1 million in the first quarter of 2002. Select Energy's wholesale business, which includes 1,438 megawatts of generation and a smaller energy trading function, earned nearly $7 million in the first quarter of 2003, compared with a loss of approximately $6 million in the same period of 2002. The first-quarter 2002 results included approximately $10 million of after-tax energy trading losses. Morris said both the wholesale and retail groups benefited from improved management of Select's book of electric and natural gas purchase and sale obligations.

                                              First Quarter

    2002       Reported EPS                      $0.14
                 Investment write-offs           $0.08
    2002       Adjusted EPS                      $0.22
                 Better regulated results        $0.04
                 Reduced trading losses          $0.08
                 Improved competitive results    $0.12
                 Lower share count               $0.01
    2003       Reported EPS                      $0.47

     "We are very pleased with the direction our competitive businesses are heading and expect to record profits in all quarters this year," Morris said.

     Overall, NU's regulated businesses had comparable performance in the first quarter of 2003 and the same period of 2002. Much colder weather resulted in an 8.9 percent increase in regulated retail electric sales and an 18.3 percent increase in total regulated firm natural gas sales in the first three months of 2003, compared with the same period of 2002. Those gains were largely offset by lower pension credits and the absence of earnings related to the Seabrook nuclear power plant. The NU system sold its 40-percent share of Seabrook on November 1, 2002.

     Earnings at The Connecticut Light and Power Company totaled $25.3 million in the first quarter of 2003, compared with $20.3 million in the same period of 2002. Earnings at Public Service Company of New Hampshire were $10.8 million in the first quarter of 2003, compared with $11.7 million in the first quarter of 2002. Yankee Energy System, Inc. earned $15.1 million in the first quarter of 2003, compared with $12.6 million in the first three months of 2002. Western Massachusetts Electric Company earned $6.1 million in the first quarter of 2003, compared with $6.9 million in the same period of 2002.

     Morris said earnings per share also benefited from its ongoing share repurchase program. NU repurchased approximately 1.6 million shares in the first quarter of 2003 and had approximately 126.6 million shares outstanding as of March 31, 2003. NU has board approval to repurchase up to 5.5 million additional shares before July 1, 2003.

     Morris said NU continues to project earnings of between $1.10 per share and $1.30 per share in 2003. Those figures assume earnings of between $1.05 per share and $1.15 per share at its regulated business and between $0.15 per share and $0.25 per share at its competitive businesses. NU also projects parent company debt and other expenses of approximately $0.10 per share.

     Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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Note:  NU will webcast an investor call this afternoon at 4:00 p.m.
Eastern Daylight Time. The call can be accessed through NU's website at www.nu.com.